ADDENDUM NO. 1
                                       TO
                  AGREEMENT FOR THE ASSEMBLY OF OPTOELECTRONIC
                           AND OTHER RELATED PRODUCTS


         THIS ADDENDUM NO. 1 TO AGREEMENT FOR THE ASSEMBLY OF OPTOELECTRONIC AND OTHER RELATED PRODUCTS ("Addendum") is entered into as of the _____ day of March, 1997, by and between TECHNOLOGY ELECTRONIC ASSEMBLY AND MANAGEMENT (T.E.A.M.) PACIFIC CORPORATION, a Philippine corporation, with principal offices located at FTI Complex, Taguig, Metro Manila, Philippines (hereinafter referred to as "TEAM") and THREE-FIVE SYSTEMS, lNC., a Delaware, U.S.A. corporation, with its principal place of business located at 1600 North Desert Drive, Tempe, Arizona 85281 (hereinafter referred to as "TFS").

         A. On February 22, 1995, TEAM and TFS entered into an agreement (the "Original Agreement") for the assembly of optoelectronic and other related products.

         B. TEAM and TFS now wish to add an addendum to the Original Agreement.

         In consideration of the foregoing recitals and mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

Section 1 Definitions.

         1.1 Direct Labor. Subject to the terms and conditions contained in this Addendum and in the Original Agreement, TEAM shall provide direct labor resources and other services needed by TFS for the assembly and testing of optoelectronic products and other such products as TFS shall designate from time to time pursuant to the procedures set forth in the Original Agreement. TFS will have the responsibility of providing, and will employ, all others, including its own indirect work force. For purposes of the foregoing, a person in the "direct" work force shall mean those nonsupervisory personnel directly engaged in the manufacturing of TFS products and whose hours worked are associated with labor standards. Direct labor shall include operators, material handlers, and line QA's. TFS will offer to hire the existing indirect work force of TEAM currently working on TFS' projects. The terms and conditions of this Addendum shall become fully applicable on the day that TFS hires the indirect labor force.

         1.2 Available Hours. Notwithstanding the Original Agreement, and subject to Section 4 below, TFS shall pay TEAM for the Actual Work Hours ("AWH") of each direct labor employee of TEAM requested by TFS and provided by TEAM. For purposes of defining AWH, (a) the hours spent in training and work stoppages initiated by TFS are included in AWH and (b) maternity leave ("ML"), bereavement leave ("BL"), vacation leave ("VL"), and all other leaves are not included in AWH.

Section 2 Data Reference.

         2.1 Procedures. TFS and TEAM agree to follow the Labor Available Hours Billing Proposal set forth on Exhibit A.

                  2.1.1 The Timetrack system of TEAM shall validated by TFS with an attendance register. When discrepancies arise, TEAM and TFS shall reconcile data using the attendance records.

                  2.1.2 The authorization and approval of overtime, change of shift, VL, SL, BL, and all other leaves will be the responsibility of the TEAM representative upon the request of the appropriate TFS supervisor.

                  2.1.3 With respect to the direct labor force provided to TFS by TEAM, TFS will have the operational control of the direct labor but TEAM will be the employer and have the duty to provide administrative and other related services relating to the direct labor force such as payroll, hiring and cafeteria services.

         2.2  Weekly Invoicing.  TEAM shall invoice TFS weekly for AWH.

         2.3 Standard Hours. The daily standard AWH for a direct labor person, except as otherwise provided in Section 4 below, shall be based on the work rendered or performed for 8 hours in a day including training and work stoppages initiated by TFS.

         2.4 Overtime Hours. The amount of overtime hours included in the AWH for a direct labor person shall be (a) the work actually performed or rendered in excess of 8 hours in any day that is not a Sunday or holiday and (b) all work actually performed or rendered on any day that is a Sunday or holiday. The specified holidays shall be as set forth in the current TEAM guidelines and policies. Any change to TEAM's guidelines and policies which would affect the calculation of overtime hours shall require the approval of TFS.

Section 3 Calculation Method.

         3.1 Billing Separated. Billing by TEAM to TFS for AWH shall be separated into two categories: (a) Standard rate charge and (b) Overtime premium charge.

         3.2 Standard Rate Charge. The standard rate charge shall be equal to the sum of all regular hours and overtime hours multiplied by the Standard Hourly Rate set forth on the attached Exhibit B.

         3.3 Overtime Premium Charge. The overtime rate charge for each direct labor person shall be equal to the number of overtime hours multiplied by the Actual Basic Rate multiplied by the Premium Percentage set forth on the attached Exhibit B. For purposes of the foregoing, the Actual Basic Rate for each direct labor person is the actual hourly wage of that person paid by TEAM.
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
Section 4 TFS Initiated Work Stoppages.

         4.1 Unannounced Stoppages. In the case of TFS initiated work stoppages which are unannounced in advance and require direct labor persons to be sent home, the AWH for such sent home persons shall as follows: (a) four hours if a person is sent home after working four or less hours in a day; (b) six hours if such person is sent home after working more than four hours but less than six; and (c) eight hours if such person is sent home after working more than six hours.

         4.2 Announced Stoppages for Material Shortages. If there is an announced stoppage for material shortages or other similar TFS initiated reasons, TFS shall specify by the end of each working day (a) the actual number of persons that TEAM shall make available for the next succeeding working day ("Available Directs") and (b) an good faith estimate of the actual number of persons that TFS will require for the next three working days after that (the "Estimated Directs"). For each direct labor person that is directed not to show up (but remains as direct labor available headcount) on a regular working day ("On-Leave Directs"), TFS shall be billed by TEAM at the rate of 37% of the Actual Basic Rate (as defined in Section 3.3 above) of each On-Leave Direct.

Section 5 Miscellaneous

         5.1. TEAM agrees that it will work closely with TFS in TFS' development of weekly labor utilization and labor capacity schedules. This effort shall include but not be limited to TEAM providing dedicated personnel to serve on joint committees with TFS personnel and a commitment from TEAM's human resources and accounting departments to ensure that the TFS labor plan schedule is successful.

         5.2 Section II.B in the Original Agreement shall no longer be applicable. TFS will guarantee to pay a minimum of 150,000 AWH per calendar quarter.

         5.3 To the extent that this Addendum conflicts with the Original Agreement, this Addendum shall control. Otherwise, the Original Agreement and this Addendum shall be considered as one document.

         IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

THREE-FIVE SYSTEMS, INC.                TECHNOLOGY ELECTRONIC ASSEMBLY
                                             AND MANAGEMENT (T.E.A.M.) PACIFIC
                                             CORPORATION


By:                                          By:
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Name:                                        Name:
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Its:                                         Its:
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